Calculation of Filing Fee Tables
S-8
Lucid Diagnostics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, reserved for issuance under Long Term Incentive Plan	Other	8,260,980	$ 1.1276	$ 9,315,081.05	0.0001381	$ 1,286.41
Total Offering Amounts:						$ 9,315,081.05		$ 1,286.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,286.41
Offering Note
[1]	(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers such additional securities that may be offered pursuant to the terms of the Lucid Diagnostics Inc. Amended and Restated 2018 Long Term Incentive Plan (the "Plan") as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. (2) The Registrant does not have any fee offsets. (3) Pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the shares reserved for future grants under the Plan is the average of the high and low prices of our common stock as reported on the Nasdaq Capital Market on March 27, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources